CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 3, 2000 included in The Plastic Surgery Company's Form 10-K for the year ended December 31, 1999 and to all references to our Firm included in this registration statement file no. 333-78565.




Arthur Andersen LLP

Los Angeles, California
January 3, 2001